EXHIBIT 99.1

Contact:
Wendy Watson
216-676-2000

GrafTech Announces Appointment of New Board Member

BROOKLYN HEIGHTS, Ohio – August 5, 2020 – GrafTech International Ltd. (NYSE:EAF) today announced that its Board of Directors has increased its size to provide for an additional director and appointed Ms. Leslie D. Dunn as director of the Company. The Board is now comprised of nine directors, of which five are independent with the addition of Ms. Dunn, whose term expires in 2022.

“I am pleased to welcome Leslie as the newest member of our Board of Directors,” said Chairman Denis Turcotte. “Her extensive corporate governance experience, along with her insight from successful business and legal careers and other board memberships, will further strengthen the skills and experience represented on our board.”

Ms. Dunn is an experienced executive, legal and governance professional. Since 2007, Ms. Dunn has been an independent director of the Federal Home Loan Bank of Cincinnati, chairing its Governance Committee in addition to serving on its Audit and Compensation Committees. Since 2015, she has also been a director of New York Community Bancorp, Inc. (NYSE: NYCB), where she serves on the Audit, Compensation, Risk Assessment, and Nominating and Corporate Governance Committees. She previously served from 2012 to 2018 as an independent director of E&H Family Group, Inc., a family-owned private company that operated chains of supermarket and hardware stores in Ohio, where she served as Chair of the Compensation Committee and a member of the Finance Committee. Ms. Dunn’s prior board experience also includes over 15 years as a director of Telarc International Corporation, a privately-held, world leading classical and jazz recording company.

Ms. Dunn previously was the Senior Vice President of Business Development and General Counsel of Cole National Corporation, a NYSE-listed specialty retailer, from 1997 until its sale in 2004. In addition to leading the development and implementation of Cole’s acquisition growth strategy, she was responsible for public disclosures, investor communications and government affairs, and was the principal corporate governance advisor to its board. Prior to joining Cole, Ms. Dunn was a partner in the Business Practice Group of the Cleveland office of Jones Day, a global law firm, and previously was a partner in the corporate practice of Squire Sanders & Dempsey (now Squire Patton Boggs). Ms. Dunn received her law degree from Case Western Reserve University School of Law and received her A.B. degree from Mount Holyoke College.

About GrafTech

GrafTech International Ltd. is a leading manufacturer of high quality graphite electrode products essential to the production of electric arc furnace (“EAF”) steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low cost graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. We are the only large scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, a key raw material for graphite electrode manufacturing. This unique position provides competitive advantages in product quality and cost.